Exhibit (b)(4)

HPS INVESTMENT PARTNERS LLC 40 West 57th Street, 33rd Floor New York, NY 10019	GOLDMAN SACHS ASSET MANAGEMENT 200 West Street New York, NY 10282	JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, NY 10179

CONFIDENTIAL

March 6, 2025

Blazing Star Merger Sub, Inc.

c/o Sycamore Partners Management, L.P.

9 West 57th Street, 31st Floor

New York, New York 10019

PROJECT WING

Specialty Pharma

Commitment Letter

Ladies and Gentlemen:

Blazing Star Merger Sub, Inc. (“Merger Sub” or “you”) has advised HPS Investment Partners, LLC (itself, and acting through such of its affiliates, and affiliated, managed or related funds and separately managed accounts as it deems appropriate, “HPS”), Goldman Sachs Asset Management, L.P. (the “Initial GS Principal Investor”, and together with any Other GS Principal Investors (as defined below) to which the Commitment Parties have reallocated, sold, resold, assigned or transferred commitments pursuant to and in accordance with this Commitment Letter (as defined below), the “GS Principal Investors”) and JPMorgan Chase Bank, N.A. (“JPMCB” and, together with HPS, the GS Principal Investors and any additional arrangers or bookrunners appointed pursuant to Section 2 below, the “Commitment Parties”, “we” or “us”) that a newly created entity formed at the direction of Sycamore Partners Management, L.P. and its affiliates and its funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing (collectively, “Sycamore” or the “Sponsor”), intends to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”; this commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C (the “Conditions Annex”), collectively, the “Commitment Letter”).

1. Commitments.

In connection with the Transactions, each Commitment Party is pleased to commit to provide (on a several but not joint basis) the percentage and amount of the First Lien Facilities specified opposite its name on Schedule 1 hereto, subject only, and limited, in each case, as applicable, to the satisfaction of the conditions set forth in the Conditions Annex. Each Commitment Party shall, in the capacity of a lender under the First Lien Facilities (together with any Additional Commitment Party (as defined below)), be an “Initial Lender” and, collectively, the “Initial Lenders”.

2. Titles and Roles.

It is agreed that (i) each of HPS and JPMCB will act as joint lead arranger and joint bookrunner for the First Lien Facilities (in such capacity, a “Lead Arranger” and, together with other joint lead arrangers and joint bookrunners that become party hereto, the “Lead Arrangers”), (ii) HPS will act as administrative agent and collateral agent (in such capacities, the “First Lien Administrative Agent”) for the First Lien Facilities and (iii) HPS will act as “lead left” with respect to the First Lien Facilities, shall have “left lead” designation and “top left” placement on all Information Materials (defined below) and all other offering or marketing materials in respect of the First Lien Facilities and shall hold all leading roles and responsibilities customarily associated with such “top left” placement.

Except as set forth below, you agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Closing Payment Letter referred to below) will be paid to any Lender (as defined in the Term Sheet) by you or any of your affiliates in order to obtain its commitment to participate in the First Lien Facilities unless you and we shall so agree; provided that you may, on or prior to the date which is fifteen (15) Business Days (as defined in the Merger Agreement) after the date of your acceptance of this Commitment Letter (the “Signing Date”), appoint additional joint lead arrangers and/or joint bookrunners (the “Additional Arrangers”) for the First Lien Facilities, and award such Additional Arrangers additional agent, co-agent, manager or co-manager titles (the “Additional Agents” and, together with the Additional Arrangers, the “Additional Commitment Parties”) in a manner and with economics set forth in the immediately succeeding proviso (it being understood that, to the extent you appoint any Additional Commitment Parties or confer other titles in respect of the First Lien Facilities, then the commitments of the Initial Lenders in respect of the First Lien Facilities, in each case pursuant to and in accordance with this proviso, will be permanently reduced by the amount of the commitments of such appointed Additional Commitment Parties (or their relevant affiliates) in respect of the First Lien Facilities, with such reduction allocated to reduce the commitments of the Initial Lenders in respect of the First Lien Facilities at such time on a pro rata basis according to the respective amounts of their commitments, upon the execution by such Additional Commitment Party (and any relevant affiliate) of customary joinder documentation or a customary amendment and restatement of this Commitment Letter, and, thereafter, each such Additional Commitment Party (and any relevant affiliate) shall constitute a “Commitment Party” and “Lead Arranger” hereunder and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder); provided, further, that, in connection with the appointment of any Additional Commitment Party for the First Lien Facilities in accordance with the immediately preceding proviso, the aggregate economics payable to all such Additional Commitment Parties (or any relevant affiliates thereof) in respect of the First Lien Facilities shall not exceed 10% of the total economics which would otherwise be payable to the Commitment Parties in respect of the First Lien Facilities pursuant to the Closing Payment Letter (exclusive of any fees payable to the First Lien Administrative Agent in its capacity as such) and (x) the aggregate economics payable to such Additional Commitment Party (or any relevant affiliate thereof) in respect of the First Lien Facilities shall be proportionate to the commitments of such Additional Commitment Party (or any relevant affiliate thereof) in respect of the First Lien Facilities and (y) no Additional Commitment Party shall be entitled to a greater percentage of the total economics in respect of the First Lien Facilities than any Commitment Party as of the date hereof.

3. [Reserved].

4. Information.

You hereby represent and warrant that (with respect to Information and customary financial estimates, forecasts and other projections (such projections, the “Projections”) relating to the Specialty Pharmacy Business and its and their respective businesses, to your knowledge) (a) all material written information and written data (such information and data, other than (i) the Projections, (ii) information of a general economic or industry specific nature and (iii) information expressly derived from third-party reports, the “Information”) (such Information, Projections and other customary offering and marketing materials and presentations, collectively, the “Information Materials”), that has been or will be made available to any Commitment Party, directly or indirectly, by, or at the request of, you or any of your representatives on your behalf (including the Sponsor) in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been or will be made available to us by you, the Sponsor or any of your or its representatives on your behalf in connection with the Transactions have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such Projections are so furnished to the Commitment Parties; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections contained in the Information Materials were being furnished, and such representations and warranties were being made, at such time, then you will (or, prior to the Closing Date, with respect to the Information and such Projections relating to the Company and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and such Projections such that (with respect to Information and Projections relating to the Company and its subsidiaries and information derived from third-party reports, to your knowledge) such representations and warranties are correct in all material respects under those circumstances (or, in the case of the Information and Projections relating to the Company and its subsidiaries and its and their respective businesses and information derived from third-party reports, to your knowledge, such representations and warranties are correct in all material respects under those circumstances); provided that any such supplementation shall cure any breach of such representations and warranties. In conducting the transactions hereunder, each of the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections contained in the Information Materials without responsibility for independent verification thereof.

You grant each Commitment Party permission to use the names and logos of you, Holdings, the Borrower, the Company and your and their respective subsidiaries in such Commitment Party’s or its affiliates’ marketing materials in connection with the First Lien Facilities; provided that any such logos or other materials are used solely in a manner that is not intended to or reasonably likely to harm or disparage you, Holdings, the Borrower, the Company or any of your or their subsidiaries or the reputation or goodwill of any of them.

5. Closing Payments.

As consideration for the commitments of the Initial Lenders hereunder, you agree to pay (or cause to be paid) the closing payments set forth in the Closing Payment Letter dated the date hereof and delivered herewith between you and the Commitment Parties with respect to the First Lien Facilities (the “Closing Payment Letter”), if and to the extent payable. Once paid, such closing payments shall not be refundable except as otherwise agreed in writing by us and you or set forth herein or therein. The closing payments set forth in the Closing Payment Letter are being paid to the Commitment Parties as consideration for their commitment to provide capital in respect of the First Lien Facilities under this Commitment Letter, and not in exchange for the Commitment Parties’ services.

Notwithstanding anything herein, in the Term Sheet or in the Closing Payment Letter to the contrary, (a) neither HPS nor the GS Principal Investors shall act as an underwriter, arranger, trustee, agent or in a similar role or otherwise perform any services hereunder and (b) the role of HPS and the GS Principal Investors hereunder and under the Term Sheet shall be limited to its commitment to provide debt financing or purchase debt as a principal.

6. Conditions.

The commitments of each Initial Lender hereunder to fund the First Lien Facilities on the Closing Date are subject solely to the conditions set forth in the Conditions Annex (collectively the “Exclusive Funding Conditions”) and upon satisfaction (or waiver by the Commitment Parties) of such Exclusive Funding Conditions, the initial funding and/or availability, as applicable, of the First Lien Facilities shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Closing Payment Letter and the First Lien Facilities Documentation.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Closing Payment Letter, the First Lien Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making or accuracy of which shall be a condition to the availability and funding of the First Lien Facilities on the Closing Date shall be (A) such of the representations made by, or with respect to, the Company and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or their) obligations under the Merger Agreement or to decline to consummate the Merger without resulting in (x) the payment of any fees, liquidated damages or other amounts under the Merger Agreement in accordance with the Merger Agreement or (y) liability to it or you (or such affiliate) as a result of a breach of such representations in the Merger Agreement (to such extent, the “Specified Merger Agreement Representations”) and (B) the Specified Representations (as defined below) made by the Borrower and the Guarantors (if any) under the First Lien Facilities (after giving effect to the Transactions) and (ii) the terms of the First Lien Facilities Documentation shall be in a form such that they do not impair the availability or funding of the First Lien Facilities on the Closing Date if the Exclusive Funding Conditions are satisfied (or waived by the Commitment Parties) (it being understood that, to the extent any security interest in any Collateral (as defined in the Term Sheet) is not or cannot be provided and/or perfected on the Closing Date (other than (i) assets pursuant to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code and (ii) the delivery of stock certificates of the Borrower and its wholly-owned, material subsidiaries formed or organized under the laws of any state of the United States of America or the District of Columbia (in each case, to the extent certificated) evidencing the equity interests required to be pledged pursuant to the Term Sheet with respect to which a lien may be perfected by the delivery of a stock or equivalent certificate, but, with respect to the Borrower and its subsidiaries, only to the extent received after use of commercially reasonable efforts to do so) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral (as defined in the Term Sheet) shall not constitute a condition to the availability or funding of the First Lien Facilities on the Closing Date, but instead shall be required to be delivered or perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed (but, in any event, not earlier than ninety (90) days after the Closing Date or such longer period as may be agreed by the First Lien Administrative Agent in its sole discretion (and without any requirement for consent of the applicable Lenders) and the Borrower, in each case, acting reasonably). For purposes hereof, “Specified Representations” means the representations and warranties of or made by Holdings (as defined in Exhibit B), the Borrower and each other Guarantor to be set forth in the First Lien Facilities Documentation relating to organizational status of the Parent Guarantor, the Borrower and the other Guarantors; power and authority, due authorization, execution and delivery and enforceability, in each, case related to the borrowing under, guaranteeing under, performance of, and granting of security interests in the Collateral pursuant to, the First Lien Facilities Documentation; the incurrence of the loans to be made under the First Lien Facilities and the provision of the Guarantees, in each case under the First Lien Facilities, and the granting of the security interests in the Collateral to secure the First Lien Facilities, do not conflict with the organizational documents of the Parent Guarantor, the Borrower and each other Guarantor; solvency (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 8 of Exhibit C hereto) as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; Federal Reserve margin regulations; the Investment Company Act; the use of proceeds of the loans under the First Lien Facilities not violating the OFAC, the FCPA or the PATRIOT Act; and subject to the parenthetical in the immediately preceding sentence, creation, validity and perfection of security interests to be granted in the Collateral securing the First Lien Facilities. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

7. Indemnity; Expenses.

To induce the Commitment Parties to enter into this Commitment Letter and the Closing Payment Letter and to proceed with the documentation of the First Lien Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses (limited in the case of legal fees and expenses, as set forth below), joint or several, to which any such Indemnified Person may become subject, in the case of any such Losses and related expenses, to the extent arising out of, resulting from or in connection with this Commitment Letter (including the Term Sheet), the Closing Payment Letter, the Transactions or any related transaction contemplated hereby, the First Lien Facilities, or any use of the proceeds thereof (including, without limitation, any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing, (a “Proceeding”)), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person within thirty (30) days after receipt of a written request, together with reasonably detailed backup documentation, for any reasonable and documented or invoiced out-of-pocket expenses and reasonable legal fees and expenses of one (1) firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of an actual or reasonably perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by such other one (1) firm of counsel for such affected Indemnified Person in each appropriate jurisdiction (which may include a single special conflicts counsel acting in multiple jurisdictions), or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations under this Commitment Letter of such Indemnified Person or any of such Indemnified Person’s affiliates or of any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding (other than a Proceeding against the First Lien Administrative Agent, a Commitment Party or a Lead Arranger acting pursuant to this Commitment Letter or in its capacity as such or of any of its affiliates or its or their respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing) solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including, but not limited to, expenses of each Commitment Party’s due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), travel expenses and reasonable fees, disbursements and other charges of a single firm of counsel to the Commitment Parties identified in the Term Sheet and, if necessary, of a single firm of local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the First Lien Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Closing Payment Letter, the First Lien Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the First Lien Facilities Documentation upon execution thereof and thereafter shall have no further force and effect. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of us, you (or any of your affiliates), the Investors (or any of their respective affiliates), the Company (or any of its subsidiaries) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Closing Payment Letter, the Transactions (including the First Lien Facilities and the use of proceeds thereunder) or with respect to any activities related to the First Lien Facilities, including the preparation of this Commitment Letter, the Closing Payment Letter and the First Lien Facilities Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with the applicable Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification as set forth in the immediately preceding paragraph.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all Losses and related expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7. If the indemnifying party has reimbursed any Indemnified Person for any legal or other expenses in accordance with such request and there is a final and non-appealable judicial determination by a court of competent jurisdiction that the Indemnified Person was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 7, then the Indemnified Person shall promptly refund such amount.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed) (it being understood that the withholding of consent due to non- satisfaction of any of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity has been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

8. Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, or equity capital, and that affiliates of the Commitment Parties may be providing other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Company and your and its respective affiliates and subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. In addition, you acknowledge that the Commitment Parties may be providing (or contemplating providing) a committed form of acquisition financing to other potential purchasers of the Company and that, in such capacity, such Commitment Parties may acquire information about the Company, the sale thereof, and such other potential purchasers and their strategies and proposals, but such Commitment Parties shall have no obligation to disclose to you the substance of such information or the fact that such Commitment Parties are in possession thereof. None of the Commitment Parties or their affiliates will use confidential information obtained from you, the Company and your and its respective affiliates and subsidiaries by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, the Company and your and its respective affiliates and subsidiaries in connection with the provision of debt financing or equity capital by them or their affiliates to, or the performance by any of their affiliates of services for, other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, certain affiliates of the Commitment Parties are full-service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. Certain of the Commitment Parties and their respective affiliates may, in the ordinary course of their activities, actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of you or the Company and may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any interests to you or your affiliates. You agree that the Commitment Parties will act under this

Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Closing Payment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you, the Company, your and its respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Closing Payment Letter are arm’s-length commercial transactions between the Commitment Parties and, if applicable, their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and has not been, is not and will not be acting as agents, advisors or fiduciaries of you, the Company, your and its management, equity holders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Closing Payment Letter and (iv) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto, and you agree not to assert any claims against the Commitment Parties based on an alleged breach of fiduciary duty by the Commitment Parties in connection herewith or assert any claim based on any actual or potential conflict of interests that might be asserted to arise from the engagement of any Commitment Party hereunder and the transactions contemplated hereby, on the one hand, and the engagement of any Commitment Party or any of their respective affiliates acting as a financial advisor to you, the Company or any of your respective affiliates, on the other hand.

9. Confidentiality.

You agree that you will not disclose, directly or indirectly, the Closing Payment Letter or the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto or the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity, except (a) to the Investors, and to your and any of the Investors’ affiliates and limited partners and your and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons and equity holders and to actual and potential co-investors who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing (such consent not to be unreasonably withheld or delayed) to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Closing Payment Letter or the contents thereof) and the contents hereof to the Company, its subsidiaries and its and their respective officers, directors, agents, employees, attorneys, accountants, controlling persons or advisors, on a confidential and need-to-know basis, (ii) you may disclose this Commitment Letter and its contents including the Term Sheet and other exhibits and attachments hereto (but not the Closing Payment Letter or the contents thereof) in any marketing materials in connection with the First Lien Facilities (including the Information Materials) or in connection with any public or regulatory filing requirements relating to the Transactions, (iii) you may disclose the Term Sheet and the other exhibits and annexes to this Commitment

Letter and the contents thereof, to potential Lenders and their affiliates involved in the related commitments and to rating agencies in connection with the Transactions, (iv) you may disclose the aggregate fee amount contained in the Closing Payment Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the First Lien Facilities or in any public or regulatory filing relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation), (v) if the fee amounts payable pursuant to the Closing Payment Letter have been redacted in a manner reasonably agreed by us, you may disclose the Closing Payment Letter and the contents thereof to the Company, its subsidiaries and its and their respective officers, directors, employees, agents, attorneys, accountants, controlling persons and advisors, on a confidential and need-to-know basis and (vi) following the Signing Date, you may disclose this Commitment Letter and the Closing Payment Letter and the contents of each thereof (including the Term Sheet and other exhibits and attachments hereto) to any potential Additional Commitment Party to the extent in contemplation of appointing such person pursuant to the provisions of the proviso set forth in Section 2 of this Commitment Letter and to any such person’s affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants and other advisors, on a confidential and need-to-know basis. The confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

The Commitment Parties and their affiliates will use all non-public information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the commitments which are the subject of this Commitment Letter and negotiating, evaluating and contemplating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (other than to (i) those banks, financial institutions and other institutional lenders and investors that have been separately identified in writing by you or the Sponsor to us on or prior to the Signing Date, (ii) those persons who are competitors of the Company and its subsidiaries, (iii) Excluded Parties (as defined below) and (iv) as to any entity referenced in the case of each of clauses (i) and (ii) above (the “Primary Disqualified Lenders”), any of such Primary Disqualified Lender’s affiliates (excluding in the case of clause (i) above, any affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity) that are either (a) identified in writing by you or the Sponsor from time to time, which shall not apply to retroactively disqualify any person who previously acquired, and continues to hold, any loans, commitments or participations or (b) readily identifiable on the basis of such affiliate’s name (clauses (i), (ii), (iii) and (iv) above, collectively “Disqualified Lenders”) (provided that, that no (i) affiliate, (ii) fund or account managed by or (iii) fund or account advised by HPS or the GS Principal Investors shall constitute a “Disqualified Lender”)) (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto (including the persons referred to in clause (f) below) in violation of any confidentiality obligations owing to you, the Company, the Investors or any of your or their respective subsidiaries or affiliates or related parties, (d) to the extent that such information is or was received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Company or any of your or their respective affiliates or related parties, (e) to the extent that such information was already in our possession prior to the date hereof, or is independently developed by the Commitment Parties without the use of any confidential information and without violating the terms of this Commitment Letter, (f) to the Commitment Parties’ affiliates and to the Commitment Parties’ and their affiliates’ respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents (other than (i) any of its affiliates that are engaged as principals primarily in private equity or venture capital or any of such affiliates’ officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents and (ii) any of its affiliates and any of their employees that are engaged directly or indirectly in a sale of the Company and its subsidiaries as sell-side representative or any such affiliate’s officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents, in each case other than a limited number of senior employees who are required, in accordance with industry regulations or such Commitment Party’s internal policies and procedures, to act in a supervisory capacity and other than such Commitment Party’s or such affiliate’s legal, compliance, risk management, credit or investment committee members (collectively, the “Excluded Parties”) (provided that the Commitment Parties and their respective affiliates shall not constitute Excluded Parties hereunder) who need to know such information in connection with the Transactions and who otherwise are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree in writing to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) for the purposes of establishing a “due diligence” defense or (h) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that (i) the disclosure of any such information to any Lenders, participants, assignees, hedge providers or prospective Lenders shall be made subject to the acknowledgment and acceptance by such Lender, participant, assignee, hedge provider or prospective Lender that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard lending processes of such Commitment Party or customary market standards for dissemination of such type of information and (ii) no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender. In the event that the First Lien Facilities are funded, the Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and, to the extent covered thereby, be superseded by the confidentiality provisions in the First Lien Facilities Documentation upon the initial funding thereunder to the extent such provisions are binding on such Commitment Party. Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

You agree that you will permit us to review and approve (such approval not to be unreasonably withheld, conditioned or delayed) any reference to us or any of our respective affiliates in connection with the First Lien Facilities, the Transactions or the other transactions contemplated hereby contained in any press release or similar written public disclosure prior to public release.

Notwithstanding anything to the contrary contained in this Commitment Letter, nothing in this paragraph or otherwise in this Commitment Letter shall prohibit any GS Principal Investor from disclosing any information to any lender (or prospective lender) to, or any managed account (or prospective managed account) or limited partner (or prospective limited partner) of, such GS Principal Investor to the extent such information is subject to customary confidentiality obligations binding on such lender, prospective lender, managed account, prospective managed account, limited partner or prospective limited partner pursuant to customary investment advisory, fund, loan or other relevant documentation.

Notwithstanding anything in this Section 9 to the contrary, we may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or World Wide Web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of you, the Borrower and your and its affiliates (or any of them), and the amount, type and closing date of the Transactions, all at our expense and with your prior approval (such approval not to be unreasonably withheld, conditioned or delayed).

10. Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than any assignment (i) by an Initial Lender to any Lender, (ii) by you to a newly-formed shell entity that is an affiliate controlled directly or indirectly by the Sponsor to effect the consummation of the Transactions and is an entity treated for U.S. federal income tax purposes as a corporation (or disregarded entity whose regarded parent is a corporation) formed or organized under the laws of the District of Columbia or any state of the United States of America or any other jurisdiction reasonably agreed by the Commitment Parties, (iii) by you to the Company (as a matter of law or otherwise substantially simultaneously with the consummation of the Transactions on the Closing Date) or, with the consent (not to be unreasonably withheld, conditions or delayed) of the Commitment Parties, a wholly-owned subsidiary or direct or indirect parent of the Company, (iv) by a Commitment Party to an Additional Arranger as expressly set forth in Section 2 above and (v) by a Commitment Party to any fund, investor, entity or account that is managed, sponsored or advised by such Commitment Party) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void); provided that notwithstanding anything to the contrary in the foregoing clauses (i) or (v), (A) no Initial Lender or Commitment Party shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the First Lien Facilities on the Closing Date) in connection with any such assignment, including its commitments in respect thereof, until after the funding of the First Lien Facilities on the Closing Date has occurred, (B) no assignment shall be made to any Disqualified Lender and (C) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of each First Lien Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). The Commitment Parties reserve the right to employ the services of their affiliates (other than any Excluded Party) in providing the commitments contemplated hereby and to allocate, in whole or in part, to their affiliates certain payments payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates may agree in their sole discretion and, to the extent so employed, such affiliates shall be entitled to the benefits and protections afforded to, and shall be subject to the provisions governing the conduct of, the Commitment Parties hereunder. Except as set forth in Section 2 hereof, this Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. The words “execution”, “signed”, “signature”, “delivery” and words of like import in this Commitment Letter shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement) (and whether or not a Company Material Adverse Effect (as defined in the Merger Agreement) has occurred), (b) the determination of the accuracy of any Specified Merger Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or your affiliates’) obligations under the Merger Agreement or such inaccuracy results in a failure of a condition precedent to your obligations in the Merger Agreement to consummate the Merger and (c) the determination of whether the Merger has been consummated in accordance with the terms of the Merger Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Notwithstanding anything to the contrary contained herein, each party hereto hereby agrees that each GS Principal Investor shall have the right to (without the consent of any person or entity) reallocate, sell, assign or otherwise transfer its commitment in respect of the First Lien Facilities and/or any closing payment to (i) any other GS Principal Investor, (ii) any affiliated investment entity and/or other affiliate of Goldman Sachs Asset Management, L.P. or (iii) any fund, investor, entity or account that is managed, sponsored or advised by Goldman Sachs Asset Management, L.P. or its affiliates (the persons described in clauses (ii) and (iii), collectively, the “Other GS Principal Investors”); provided that no such re-reallocation, sale assignment or transfer shall reduce or release any such GS Principal Investor from its commitment in respect of the First Lien Facilities hereunder until the actual funding of the applicable portion of the First Lien Facilities by the relevant transferee on the Closing Date. The commitments of the GS Principal Investors are several, and not joint. No GS Principal Investor is or will be responsible for the obligations of any other GS Principal Investor.

NOTWITHSTANDING ANYTHING CONTAINED HEREIN OR IN THE TERM SHEET TO THE CONTRARY, NEITHER HPS NOR ANY GS PRINCIPAL INVESTOR IS ACTING AS AN UNDERWRITER, ARRANGER, TRUSTEE, AGENT OR IN A SIMILAR ROLE OR IS OTHERWISE PERFORMING ANY SERVICES HEREUNDER AND THE ROLE OF EACH OF HPS AND EACH GS PRINCIPAL INVESTOR UNDER THIS COMMITMENT LETTER SHALL BE LIMITED TO THEIR COMMITMENTS TO PROVIDE DEBT FINANCING AS A PRINCIPAL.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, subject without limitation to the satisfaction (or waiver by each party hereto) of the conditions precedents set forth herein and an agreement of each party to negotiate in good faith the First Lien Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject only to conditions precedent as expressly provided herein, and (ii) the Closing Payment Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE CLOSING PAYMENT LETTER OR THE PROVISION OF COMMITMENTS OR PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Closing Payment Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Closing Payment Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended, the “PATRIOT Act”) and the requirements of 31 C.F.R §1010.230 (the “Beneficial Ownership Regulation”), it and each Lender is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Commitment Party and such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for the Commitment Parties and each Lender. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial and confidentiality provisions contained herein and in the Closing Payment Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether the First Lien Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (except as specifically set forth in the penultimate sentence of Section 4 of this Commitment Letter, and other than your obligations with respect to the confidentiality of this Commitment Letter, the Closing Payment Letter and the contents hereof and thereof) shall automatically terminate and be superseded, in each case to the extent covered thereby, by the provisions of the First Lien Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and the Initial Lenders’ commitments with respect to the First Lien Facilities hereunder at any time subject to the provisions of the preceding sentence. In addition, in the event that a lesser amount of indebtedness is required to fund the Transactions for any reason, you may reduce or terminate the Initial Lenders’ commitments with respect to any or all of the First Lien Facilities (on a pro rata basis amongst the applicable Initial Lenders), in each case, in a manner consistent with the allocation of purchase price reduction described under paragraph 1 of Exhibit C regardless of whether or not such reduction or termination is made in connection with a purchase price reduction.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Closing Payment Letter by returning to the Commitment Parties (or their legal counsel), executed counterparts hereof and of the Closing Payment Letter not later than 11:59 p.m., New York City time, on March 6, 2025. The offer of each Initial Lender and each Commitment Party to provide the commitments hereunder will expire at such time in the event that the Commitment Parties (or their legal counsel) have not received such executed counterparts in accordance with the immediately preceding sentence.

Upon execution and delivery of this Commitment Letter and the Closing Payment Letter by you at or prior to such time, we agree to hold our commitments to provide the First Lien Facilities and our other undertakings in connection therewith available for you until the earliest of (i) after execution of the Merger Agreement and prior to the consummation of the Merger, the termination of the Merger Agreement in accordance with its terms (other than with respect to provisions therein that expressly survive termination), prior to closing of the Merger, (ii) the consummation of the Merger without the funding or effectiveness of the First Lien Facilities and (iii) 11:59 p.m., New York City time, on the fifth Business Day (as defined in the Merger Agreement as in effect on the date hereof) following the Outside Date (as defined in the Merger Agreement as in effect on the date hereof and determined after giving effect to any extensions thereto as set forth in the Merger Agreement as in effect on the date hereof). Upon the occurrence of any of the events referred to in the preceding sentence, the commitments to provide the First Lien Facilities and our other undertakings in connection therewith shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours

HPS INVESTMENT PARTNERS, LLC

By:	/s/ Aman Malik
	Name:	Aman Malik
	Title:	Managing Director

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Jennifer Yang
	Name:	Jennifer Yang
	Title:	Managing Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Maurice Datas
	Name:	Maurice Datas
	Title:	Vice President

[Project Wing – Specialty Pharma Commitment Letter]

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:

BLAZING STAR MERGER SUB, INC.

By:	/s/ Kevin Burke
	Name:	Kevin Burke
	Title:	Co-President

[Project Wing – Specialty Pharma Commitment Letter]

SCHEDULE 1

COMMITMENTS

TERM FACILITY

Commitment Party	Commitment Percentage	Commitment Amount
HPS Investment Partners, LLC	61.540%	$1,538,500,000
Goldman Sachs Asset Management, L.P.	19.230%	$480,750,000
JPMorgan Chase Bank, N.A.	19.230%	$480,750,000

TOTAL:	100%	$2,500,000,000

REVOLVING FACILITY

Commitment Party	Commitment Percentage	Commitment Amount
HPS Investment Partners, LLC	61.500%	$61,500,000
Goldman Sachs Asset Management, L.P.	19.250%	$19,250,000
JPMorgan Chase Bank, N.A.	19.250%	$19,250,000

TOTAL:	100%	$100,000,000

EXHIBIT A

Project Wing

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Merger Sub, formed at the direction of Sycamore Partners Management, L.P. and its affiliates and funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing (collectively, the “Sponsor”), intends to merge with and into a corporation previously identified to you as “Wing” (the “Company”). Merger Sub intends to consummate the Merger (as defined below) pursuant to an Agreement and Plan of Merger, dated as of the date hereof (together with all exhibits, annexes, schedules and other disclosure letters thereto, collectively, as modified, amended, supplemented, consented to or waived, the “Merger Agreement”) by and among Merger Sub, the other parties party thereto and the Company, pursuant to which (i) Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger and (ii) except with respect to certain equity holders who are contemplated to be immediately reinvesting the proceeds received by them as consideration in the Merger indirectly in the Borrower (as defined below) and other entities holding the other businesses of the Company in exchange for equity interests in such entities (the “Reinvestment Investors”), the equity holders of the Company will receive cash and certain contingent value rights in exchange for their capital stock and/or equity awards in the Company (collectively, the “Merger Consideration”).

In addition, it is intended that the Sponsor will establish (i) a newly formed corporation, limited liability company and/or partnership (the “Parent Holdco”), (ii) a newly created company organized under the laws of the United States and a direct or indirect wholly-owned subsidiary of Parent Holdco (“Holdings”) and (iii) a newly created entity treated for U.S. federal income tax purposes as a corporation (or disregarded entity whose regarded parent is a corporation) organized under the laws of the United States and a wholly-owned direct subsidiary of Holdings (the “Borrower”) that will, concurrently with, or no earlier than 1 business day prior to the consummation of the Merger, directly or indirectly acquire from the Company the Specialty Pharmacy Business (as defined below) in accordance with, and as provided for, in Section 1.3(d) of the Merger Agreement (the “Specialty Pharmacy Acquisition”). “Specialty Pharmacy Business” shall mean the “Shields Interests” (as defined in Schedule 6.16 to the Merger Agreement).

In connection with the foregoing, it is intended that:

(a) The Sponsor and certain other investors (including management of the Company and the Reinvestment Investors) arranged by and/or designated by the Sponsor (collectively with the Sponsor, the “Investors”), financial institutions or capital providers, will directly or indirectly make cash contributions to the Parent Holdco (the net proceeds of which will be contributed by the Parent Holdco, directly or indirectly, to Holdings in the form of (i) common equity and/or (ii)(A) preferred equity having terms reasonably satisfactory to each Commitment Party and/or (B) a bridge facility incurred by the Parent Holdco in lieu thereof having terms reasonably satisfactory to each Commitment Party (it being understood that the terms provided to the Commitment Parties on or prior to the date hereof are satisfactory) (any such equity or bridge facility issued in lieu thereof, together, “Permitted Equity”); provided that at least $2,000 million of Permitted Equity (such minimum, the “Third Party Minimum”) will be contributed to Holdings on the Closing Date from a nationally reputable third party provider on terms reasonably satisfactory to the Commitment Parties (it being understood that the nationally reputable third party providers and terms provided to the Commitment Parties on or prior to the date hereof are satisfactory) (such third party or bridge providers, the “Third Party Providers”), in an aggregate amount equal to, when combined with the fair market value of any capital stock of any of the management, founders and other existing direct or

A-1

indirect equity holders of the Company and its subsidiaries rolled over or invested in connection with the Transactions (as defined below) (together, the “Equity Contribution”) at least 50% (the “Minimum Equity Percentage”) of the sum of (1) the aggregate principal amount of the First Lien Facilities actually funded on the Closing Date, excluding the gross proceeds of any Revolving Loans to fund (A) working capital needs and (B) original issue discount and/or upfront fees plus (2) the Equity Contribution on the Closing Date in respect of Holdings and its subsidiaries on the Closing Date after giving effect to the Transactions.

(c) The Borrower will obtain a $2,500 million aggregate principal amount senior secured term loan facility described in Exhibit B to the Commitment Letter (the “Term Facility”) and (ii) a $100 million aggregate principal amount revolving credit facility described in Exhibit B to the Commitment Letter (the “Revolving Facility” and, together with the Term Facility, the “First Lien Facilities”).

The proceeds of the Equity Contribution, the First Lien Facilities borrowed on the Closing Date and cash on hand at the Company and its subsidiaries on the Closing Date will be applied (i) as described above to pay the consideration in connection with the Specialty Pharmacy Acquisition and (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) (the amounts set forth in clauses (i) through (ii) above, collectively, the “Transaction Consideration”). The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”. For purposes of the Commitment Letter and the Closing Payment Letter, “Closing Date” shall mean the date of the initial funding under the First Lien Facilities. After giving effect to the Transactions, the Parent Holdco will own, directly or indirectly, 100% of the issued and outstanding equity interests of Holdings and, on the Closing Date, the Sponsor will, directly or indirectly, control the voting capital stock having at least a majority of the ordinary voting power for the election of the board of directors or equivalent governing body of Holdings immediately after giving effect to the Transactions.

A-2

EXHIBIT C

PROJECT WING

Summary of Conditions

The initial borrowings under, or availability of, the First Lien Facilities, as applicable, shall be subject to satisfaction (or waiver by the Commitment Parties) of the following conditions, each of which will be subject to the Certain Funds Provisions:

1. The Specialty Pharmacy Acquisition shall have been consummated, or substantially concurrently with the initial borrowing under the applicable First Lien Facilities, shall be consummated, in all material respects in accordance with the terms of the Merger Agreement, after giving effect to any supplements, amendments, waivers, consents or other modifications, other than those modifications, amendments, waivers, consents or supplements by you (or your affiliate) that are materially adverse to the interests of the Commitment Parties in their capacities as such, unless consented to in writing by the applicable Commitment Parties (such consent not to be unreasonably withheld, delayed or conditioned); provided that the applicable Commitment Parties shall be deemed to have consented to such modification, amendment, waiver, consent or supplement (whether proposed or executed) unless they object thereto in writing within three (3) Business Days (as defined in the Merger Agreement) of receipt of written notice of such modification, amendment, waiver, consent or supplement (it being understood that (a) any modification, amendment, waiver, consent or supplement that results in a reduction in the purchase price of, or consideration for, the Merger shall not be deemed to be materially adverse to the interests of the Commitment Parties in their capacities as such; provided that, (I) such reduction is less than 10% of the purchase price or is in accordance with the Merger Agreement or (II) any such reduction is allocated first to reduce the Equity Contribution to the Minimum Equity Percentage, with any excess allocated to reduce the Equity Contribution and all other debt financings for the Transactions on a pro rata, dollar-for-dollar basis (provided that the Equity Contribution provided by the Third Party Providers shall not be reduced below the Third Party Minimum), (b) any modification, amendment, waiver, consent or supplement that results in an increase in the purchase price of, or consideration for, the Merger shall not be deemed to be materially adverse to the interests of the Commitment Parties in their capacities as such so long as such increase is funded with cash of the Company, an increase in the Equity Contribution or amounts available to be drawn under any other available funds on the Closing Date (which other available funds shall not have recourse to the Borrower or its subsidiaries) or such increase is pursuant to any working capital and/or purchase price (or similar) adjustment provisions set forth in the Merger Agreement, (c) any change to the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement) shall be deemed to be materially adverse to the interests of the Commitment Parties in their capacities as such and (d) any amendments to the “Xerox” provisions shall be deemed to be materially adverse to the interests of the Commitment Parties in their capacities as such.

2. The Equity Contribution shall have been made, or substantially concurrently with the initial borrowing under the applicable First Lien Facilities, shall be made, in at least the amount set forth in Exhibit A to the Commitment Letter (subject to adjustment pursuant to paragraph 1 above).

4. Since the date of the Merger Agreement, there has not been any effect, change, event, occurrence or development that, individually or in the aggregate, constituted, or would be reasonably expected to constitute, a Company Material Adverse Effect. “Company Material Adverse Effect” means “Company Material Adverse Effect” as defined in the Merger Agreement.

5. Subject in all respects to the Certain Funds Provisions, all documents and instruments required to create and perfect the First Lien Administrative Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing (or arrangements reasonably satisfactory to the First Lien Administrative Agent shall have been made for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Merger).

6. The First Lien Administrative Agents and the Commitment Parties shall have received at least three (3) business days before the Closing Date (i) all documentation and other information about the Borrower and the applicable Guarantors that shall have been reasonably requested by the First Lien Administrative Agents or the Commitment Parties in writing at least ten (10) business days prior to the Closing Date and that the First Lien Administrative Agents and the Commitment Parties reasonably determine is required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and (ii) a certification regarding beneficial ownership with respect to the applicable Borrower required by the Beneficial Ownership Regulation for each Lender that so requests.

7. The execution and delivery by the Borrower and the Guarantors of First Lien Facilities Documentation (including guarantees by the applicable guarantors) which shall, in each case, be in all material respects in accordance with the terms of the Commitment Letter and the Term Sheet and subject in all respects to the Certain Funds Provisions and the First Lien Facilities Documentation Considerations set forth in the Commitment Letter.

8. Subject in all respects to the Certain Funds Provisions, the delivery of customary legal opinions, customary evidence of authorization, customary officer’s certificates, good standing certificates (to the extent applicable) in the jurisdiction of organization of the Borrower and each Guarantor and a solvency certificate in the form of Exhibit C-I with respect to the Borrower.

9. All fees required to be paid on the Closing Date in connection with the First Lien Facilities and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise agreed to by the Borrower), shall, substantially concurrently with the initial borrowing under the First Lien Facilities, have been paid (which amounts may, at your option, be offset against the proceeds of the First Lien Facilities).

10. The Specified Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects (except in the case of any such representation which expressly relates to a given date, such representation and warranty shall be true and correct in all material respects as of such date); provided, that to the extent that any such representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement) for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto).

C-2

SOLVENCY CERTIFICATE

Date:

Reference is made to First Lien Credit Agreement, dated as of [●] (the “Credit Agreement”), among [●] (the “Borrower”), the lending institutions from time-to-time parties thereto (the “Lenders”), and [●], as Administrative Agent and Collateral Agent.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This certificate is furnished pursuant to Section [●] of the Credit Agreement.

Solely in my capacity as a financial executive officer of the Borrower and not individually (and without personal liability), I hereby certify, that as of the date hereof, after giving effect to the consummation of the Transactions:

1.

The sum of the liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its subsidiaries, on a consolidated basis.

2.

The fair value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis.

3.	The capital of the Borrower and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4.

The Borrower and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

[BORROWER]

By:
Name:
Title: